Exhibit 99.1

Enduro Royalty Trust Announces Closing of Permian Basin Divestitures

AUSTIN, Texas—(BUSINESS WIRE)—September 12, 2017

Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) today announced that Enduro Resource Partners LLC (“Enduro”), the sponsor of the Trust, has advised The Bank of New York Mellon Trust Company, N.A., as Trustee, that Enduro has completed the divestiture of certain oil and natural gas properties in the Permian Basin (the “Divestiture Properties”) that constitute part of the properties burdened by the Trust’s 80% net profits interest. As previously announced, at a special meeting of the Trust unitholders on August 30, 2017, the Trust unitholders approved (i) eight transactions pursuant to which Enduro would sell the Divestiture Properties, (ii) the release of the Trust’s 80% net profits interest in the Divestiture Properties, and (iii) related proposals to effect the sale transactions in exchange for the Trust receiving 80% of the net proceeds of the sale of the Divestiture Properties.

The total proceeds received by Enduro from the Divestiture Properties, after preliminary closing adjustments, were approximately $49.1 million. Enduro will deduct final transaction expenses from the sales proceeds, along with an escrow amount of $750,000 to cover possible indemnification obligations under the purchase and sale agreements, to arrive at final net proceeds, of which 80% will be paid to Trust unitholders. Enduro will set a record date and the special distribution will be paid to Trust unitholders on or before October 27, 2017. Within 25 months of the closing of the transactions, any remaining amount held in the escrow will be released and included in a distribution to unitholders.

About Enduro Royalty Trust

The Trust is a Delaware statutory trust formed by Enduro to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain of Enduro’s properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors.  Future distributions are expected to be made on a monthly basis.  For additional information on the Trust, please visit www.enduroroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include statements regarding the anticipated distribution to unitholders as a result of the disposition of certain properties and expected expenses. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from Enduro Resource Partners as a result of the sale of the underlying properties. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither Enduro Resource Partners nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Enduro Royalty Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 15, 2017. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Enduro Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell 1 (512) 236-6555